EXHIBIT 10.8

DRAFT

10/03/03

THE NEW HAVEN SAVINGS BANK SEVERANCE PLAN

ARTICLE I

ESTABLISHMENT OF THE PLAN

The New Haven Savings Bank (the “Bank”) hereby establishes the 2004 Severance Plan (the “Plan”).

ARTICLE II

PURPOSE OF THE PLAN

The purpose of this Plan is provide specified benefits to certain Officers and Employees as provided herein whose employment is terminated in connection with or subsequent to a Change in Control of either New Alliance Bancshares, Inc., the Bank’s parent corporation (the “Company”), or of the Bank (the Bank and the Company are hereinafter collectively referred to as the “Employer”).

ARTICLE III

DEFINITIONS

3.01 Annual Compensation. An Officer’s or Employee’s “Annual Compensation” for purposes of this Plan shall be deemed to mean the aggregate base salary and cash incentive compensation earned by the Officer or the Employee from the Employer or any subsidiary thereof during the calendar year immediately preceding the calendar year in which the Date of Termination occurs; provided, however, for purposes of this Plan, the Officer’s or the Employee’s Annual Compensation does not include (x) deferred compensation earned by the Officer or the Employee in a prior year but received in the calendar year immediately preceding the calendar year in which the Date of Termination occurs or (y) bonuses earned or paid under the Bank’s Performance Unit Plan.

3.02 Cause. Termination of an Officer’s or Employee’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the Officer’s part shall be considered “willful” unless done, or omitted to be done, by the Officer or the Employee not in good faith and without reasonable belief that the Officer’s or the Employee’s action or omission was in the best interests of the Employer.

3.03 Change in Control of the Company. “Change in Control of the Company” shall mean the occurrence of any of the following events:

(i) approval by the shareholders of the Company of a transaction that would result and does result in the reorganization, merger or consolidation of the Company, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company or the Bank, or approval by the shareholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, members of the Company Board who belong to any of the following groups do not aggregate at least a majority of the Company Board:

(A) individuals who were members of the Company Board on the Effective Date of this Agreement; or

(B) individuals who first became members of the Company Board after the Effective Date of this Agreement either:

(1) upon election to serve as a member of the Company Board by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Company Board to serve as a member of the Company Board, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Company Board; or

(v) any event which would be described in Section 3.03 (i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein and the term “Bank Board” were substituted for the term “Company Board” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 3.03, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

3.04 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.05 Committee. “Committee” means a committee of two or more officers appointed by the Board pursuant to Article VII hereof.

3.06 Date of Termination. “Date of Termination” shall mean (i) if an Officer’s or an Employee’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if an Officer’s or Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination.

3.07 Disability. Termination by the Employer of an Officer’s or an Employee’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Officer or Employee for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Officer or an Employee for disability benefits under the Federal Social Security System.

3.08 Employee. “Employee” shall mean any person, other than an Officer, employed by the Employer on a salaried basis who is not party to an employment or change in control agreement with the Employer as of the date of the Notice of Termination. A person employed by the Employer on a hourly, commission or fee basis solely or similar arrangement shall not be considered an Employee for purposes of this Plan.

3.09 Good Reason. Termination by an Officer with the title of Vice President or higher of his or her employment for “Good Reason” shall mean termination by the Officer following a Change in Control of the Company based on:

(i)	Without the Officer’s express written consent, a reduction in the Officer’s base salary as in effect immediately prior to the date of the Change in Control of the Company or as the same may be increased from time to time thereafter;

(ii)	Without the Officer’s express written consent, the assignment of any duties or responsibilities which are substantially diminished as compared with the Officer’s duties and responsibilities immediately prior to a Change in Control of the Company, or a material change in the Officer’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control of the Company, or any removal of the Officer from or any failure to re-elect the Officer to any of such responsibilities, titles or offices, except in connection with the termination of the Officer’s employment for Cause, Disability or Retirement or as a result of the Officer’s death or by the Officer other than for Good Reason;

(iii)	Any Board approved relocation of the Officer’s principal site of employment to a location more than fifty (50) miles from the principal executive office of the Employers; or

(iv)	Any purported termination of the Officer’s employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.11 below.

3.10 IRS. “IRS” shall mean the Internal Revenue Service.

3.11 Notice of Termination. Any purported termination of an Officer’s or Employee’s employment by the Employer for any reason or by an Officer for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Plan, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s or the Employee’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Officer’s or the Employee’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Article VIII hereof.

3.12 Officer. “Officer” shall mean any employee of the Employer employed by the Employer on salaried basis and having the title of Assistant Vice President or more senior title or with the title “Treasurer” or “Assistant Treasurer” who is not a party to an employment or change in control agreement with the Employer that is in effect as of the date of the Notice of Termination. An Officer employed by the Employer on an hourly, commission or fee basis solely or similar arrangement shall not be considered an Officer for purposes of this Plan.

3.13 Severance Period. “Severance Period” shall mean 18 months with respect to Officers covered by Section 4.01(a)(i) and 12 months with respect to Officers covered by Section 4.01(a)(ii) for purposes of providing the benefits provided for in Section 4.01(c).

3.14 Retirement. “Retirement” shall mean voluntary termination by the Officer or the Employee in accordance with the Employer’s retirement policies, including early retirement, generally applicable to their salaried employees.

ARTICLE IV

BENEFITS

4.01 Payments and Benefits Upon Termination. If the Officer’s or Employee’s employment is terminated subsequent to a Change in Control of the Company by (i) the Employer for other than Cause, Disability, Retirement or the Officer’s or Employee’s death or (ii) the Officer for Good Reason, then the Employer shall:

(a) pay to the Officer the following amount of severance compensation and benefits, subject to reduction as provided in subsection 4.01(d):

(i) if the Officer has the title of Vice President or higher at the date of the Change in Control of the Company, a cash severance amount, such amount being paid in a lump sum as of the Date of Termination, equal to 1/13th of the Officer’s Annual Compensation multiplied by the number of full years the Officer has been employed by the Employer; provided, however, such amount shall neither be less than 0.5 times the Officer’s Annual Compensation (even if the Officer has been employed less than one full year) nor exceed 1.5 times the Officer’s Annual Compensation; or

(ii) if the Officer does not have the title Vice President or higher at the date of the Change in Control of the Company, a cash severance amount, such amount being paid in a lump sum as of the Date of Termination, equal to 3/52nd of the Officer’s Annual Compensation multiplied by the number of full years of the Officer has been employed by the Employer; provided, however, such amount shall not exceed 1.0 times the Officer’s Annual Compensation.

(b) pay to the Employee, subject to reduction as provided in subsection 4.01(d), a cash severance amount, such amount being paid in a lump sum as of the Date of Termination, equal to 1/26th of the Employee’s Annual Compensation multiplied by the number of full years the Employee has been employed by the Employer; provided, however, such amount shall not exceed 0.5 times the Employee’s Annual Compensation.

(c) maintain and provide for a period ending upon the expiration of the Severance Period, at no greater cost to the Officer than the Officer is paying as of the Date of Termination, the Officer’s continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other similar employee benefit plans, programs and arrangements offered by the Employer in which the Officer was entitled to participate immediately prior to the Date of Termination (excluding other types of benefits, plans or arrangements including (x) the Employer’s Employee Stock Ownership Plan, (y) stock option and restricted stock plans of the Employer and (z) cash incentive compensation included in Annual Compensation. In the event that the Employers are unable to provide the benefits set forth in this subparagraph (c) due to the change in Officer’s status to that of a non-employee, the Employers shall include in the lump sum payment due pursuant to the terms of Section 4.01 the value of the benefits required to be provided by this subparagraph (c).

(d) If the payments and benefits pursuant to Sections 4.01 (a) and (b) hereof, either alone or together with other payments and benefits which the Officer or Employee has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code to the extent applicable, the payments and benefits payable by the Bank pursuant to Section 4.01 hereof shall be reduced, in the manner determined by the Officer or Employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Bank under Section 4.01 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 4.01 shall be based upon the opinion of independent counsel selected by the Bank’s independent public accountants and paid by the Bank. Such counsel shall be reasonably acceptable to the Bank and the Officer; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose.

(e) Nothing contained herein shall result in a reduction of any payments or benefits to which the Officer or Employee may be entitled upon termination of employment under any circumstances other than as specified in Sections 4.02(a) and 4.02(b) set forth above, or a reduction in the payments and benefits specified in Section 4.01 below zero.

4.02 Mitigation; Exclusivity of Benefits.

(a) An Officer or an Employee shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Officer or the Employee as a result of employment by another employer after the Date of Termination or otherwise.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to an Officer or an Employee upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

4.03 Withholding. All payments required to be made by the Employer hereunder to the Officer or the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

ARTICLE V

ASSIGNMENT

The Employer may assign this Plan and its rights and obligations hereunder in whole, but not in part, to any company, bank or other entity with or into which the Bank or the Company may hereafter merge or consolidate or to which the Bank or the Company may transfer all or substantially all of its respective assets, if in any such case said company, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Plan or their rights and obligations hereunder. An Officer or Employee may not assign or transfer any rights or benefits due hereunder.

ARTICLE VI

DURATION AND EFFECTIVE DATE OF PLAN

6.01 Duration. Except in the event of a Change in Control of the Company, this Plan is subject to change or termination, in whole or in part, at any time without notice, in the Board’s sole discretion. In the event of a Change in Control of the Company, this Plan may not be terminated or amended to reduce the benefits provided hereunder for a period of two (2) years from the date of the Change in Control of the Company.

6.02 Effective Date. This Plan shall be effective as of                          , 2004.

ARTICLE VII

ADMINISTRATION

7.01 Duties of the Committee. The Plan shall be administered and interpreted by the Committee, as appointed from time to time by the Board of Directors of the Bank pursuant to Section 7.02. The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan, including, without limitation, rules, regulations and procedures with respect to the operation of the Plan. The interpretation and construction by the Committee of any provisions of the Plan, and any rule, regulation or procedure adopted by it pursuant thereto, shall be final and binding in the absence of action by the Board of Directors of the Bank.

7.02 Appointment and Operation of the Committee. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board of Directors of the Bank. The Board from time to time may remove members from, or add members to, the Committee, provided that prior to a Change in Control of the Company the Committee shall continue to consist of two or more officers of the Bank. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall report its actions and decisions to the Board or the Compensation Committee thereof at appropriate times but in no event less than one time per calendar year.

7.03 Limitation on Liability. Neither the members of the Board of Directors of the Bank nor any member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any rule, regulation or procedure adopted by it pursuant thereto. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Bank shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Bank and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

ARTICLE VIII

MISCELLANEOUS

8.01 Notice. For the purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed, with respect to the Bank, Secretary, The New Haven Savings Bank, 195 Church Street, New Haven, CT 06510 and with respect to an Officer or an Employee, to the home address thereof set forth in the records of the Bank at the date of any such notice.

8.02 Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Connecticut.

8.03 Nature of Employment and Obligations.

(a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and an Officer or an Employee, and the Employer may terminate the Officer’s or the Employee’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b) Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

8.04 Headings. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

8.05 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provisions of this Plan, which shall remain in full force and effect.

8.06 Regulatory Prohibition. Notwithstanding any other provision of this Plan to the contrary, any payments made to an Officer or Employee pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

8.07 Gender and Number. Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Attest:		THE NEW HAVEN SAVINGS BANK

By:		By:
Name: Title:	Secretary	Name: Title:	Peyton R. Patterson Chairman, President and Chief Executive Officer

[SEAL]

Attest:		NEW ALLIANCE BANCSHARES, INC.
(as guarantor)

By:		By:
Name: Title:	Secretary	Name: Title:	Peyton R. Patterson, Chairman Chairman, President and Chief Executive Officer

[SEAL]